EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of June 10, 2026 (the “Effective Date”), by and among NEXTTRIP, INC., a Nevada corporation (“Buyer” or “NextTrip”), YADA COMMERCE INC, a Florida corporation (the “Company”), and HIGH CLASS HOLDINGS LLC and CARBON CAPITAL CORP the current shareholders of the Company (the “YADA Founding Shareholders”) listed on Schedule A (collectively, the “Sellers”, and each, a “Seller”). Buyer, the Company, and Sellers are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Sellers own of record and beneficially one hundred percent (100%) of the issued and outstanding shares of the Company, as more particularly set forth on Schedule A;

WHEREAS, the Company operates a social commerce, influencer marketing, creator engagement, and TikTok Partner Agency business;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, fifty-one percent (51%) of the issued and outstanding shares of the Company (the “Purchased Interests”);

WHEREAS, the Parties desire to set forth the terms and conditions governing the purchase and sale of the Purchased Interests and certain related matters.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Ancillary Agreements” means that certain Cooperation and Earnout Agreement between NextTrip and the Company.

“Board” means the board of directors of NextTrip or, if applicable, the governing body of YADA Commerce Inc.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banking institutions in Nevada are authorized or required to close.

“Change of Control” means any merger, consolidation, recapitalization, sale of substantially all assets or similar transaction involving NextTrip that results in a change of control of NextTrip.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Earnout Period” means the thirty-six (36) month period commencing on the Closing.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Net Profits” means gross revenues actually received from the applicable activity, less direct costs, documented third-party expenses, refunds, chargebacks, taxes collected from customers and remitted to governmental authorities, and commissions, agency fees or platform fees directly attributable to such activity, in each case as determined in accordance with GAAP and consistently applied accounting principles.

“Person” means any individual, corporation, limited liability company, partnership, trust, association, government authority or other entity.

“Purchase Shares” means fifty thousand (50,000) fully vested restricted shares of NextTrip’s common stock, which shares shall carry piggyback registration rights pursuant to any cutbacks required under Rule 415 or at the request of investors, placement agents, or underwriters.

“Term” means the term of this Agreement as set forth in Article IX.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in this Agreement, unless the context otherwise requires.

1.2 Purchase and Sale of Purchased Interests. Subject to the terms and conditions of this Agreement, at the Closing each Seller shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from such Seller, the portion of the Purchased Interests opposite such Seller’s name on Schedule A, free and clear of all encumbrances other than restrictions arising under applicable securities laws and the Company’s organizational documents.

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1.3 Purchase Price. In consideration for the sale of the Purchased Interests, Buyer shall issue to Sellers at Closing the Purchase Shares, allocated among Sellers as set forth on Schedule A. The Parties acknowledge that the Purchase Shares have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and are being issued in reliance on an exemption from registration.

1.4 Transfer Restrictions; Operating Agreement. The transfer of the Purchased Interests shall be subject to the Company’s bylaws, “ByLaws”, and any Company consent requirements. To the extent required, Sellers and the Company shall obtain and deliver to Buyer all approvals, waivers, and consents necessary to admit Buyer as the owner of the Purchased Interests with the rights contemplated hereby.

1.5 No Assumption of Retained Liabilities. Except as expressly set forth in this Agreement or any Ancillary Agreement, Buyer does not assume, and shall not be deemed to assume, any liabilities or obligations of any Seller in such Seller’s individual capacity. The Company shall remain liable for its own liabilities and obligations after Closing, subject to the rights, obligations, and remedies of the Parties under this Agreement.

ARTICLE II

CLOSING; CLOSING DELIVERIES

2.1 Closing. The Closing shall take place remotely by the exchange of documents and signatures (including via electronic transmission), or at such other place as the Parties may mutually agree, on a date designated by Buyer and Sellers following satisfaction or waiver of all conditions to Closing set forth herein; provided, however, that the Closing Date shall be no later than ninety (90) days after the Effective Date unless otherwise agreed in writing by the Parties.

2.2 Deliveries by Sellers and the Company. At or prior to Closing, Sellers and the Company shall deliver to Buyer: (a) one or more assignments of Company shares in form and substance reasonably acceptable to Buyer; (b) an updated capitalization schedule of the Company; (c) corporate resolution waving the Company’s right of first refusal, and third-party consents, approvals, notices, and waivers required in connection with the transactions contemplated hereby; (d) copies of the Company’s organizational documents and minute books, stock ledger, and other material books and records reasonably requested by Buyer; (e) a certificate executed by an authorized representative of the Company certifying the accuracy of specified representations and warranties as of the Closing Date; and (g) such tax forms and other customary closing deliveries as Buyer may reasonably request.

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2.3 Deliveries by Buyer. At or prior to Closing, Buyer shall deliver to Sellers: (a) evidence of authorization for issuance of the Purchase Shares; (b) issuance instructions, book-entry statements, or other evidence of issuance for the Purchase Shares; (c) a certificate executed by an authorized officer of Buyer certifying the accuracy of specified representations and warranties as of the Closing Date; (d) the other agreements, certificates, and instruments expressly required to be delivered by Buyer under this Agreement; and (e) a representation by Buyer with respect to the registration of the Buyers shares issued to Seller.

2.4 Further Assurances at Closing. At and after Closing, each Party shall execute and deliver such additional documents and instruments and take such further actions as may be reasonably necessary to carry out the intent and purposes of this Agreement and to vest in Buyer good and valid title to the Purchased Interests.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth on Schedule B, each Seller, jointly and severally, and the Company, to the extent applicable, hereby represent and warrant to Buyer, as of the Effective Date and as of the Closing Date, as follows:

3.1 Organization; Good Standing. The Company is duly formed, validly existing, and in good standing under the laws of its jurisdiction of formation and has all requisite limited liability company power and authority to own, lease, and operate its properties and to carry on its business as presently conducted.

3.2 Authority; Enforceability. Each Seller has full power, right, and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is a party and to perform such Seller’s obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each Seller and, assuming due authorization, execution, and delivery by the other Parties, constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity.

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3.3 Title to Interests; Capitalization. Sellers collectively own beneficially and of record one hundred percent (100%) of the issued and outstanding shares of the Company, free and clear of all encumbrances, and no Person has any option, warrant, conversion right, subscription right, preemptive right, or other right to acquire any shares in the Company except as set forth on Schedule A. Schedule A accurately and completely sets forth the capitalization of the Company and each Seller’s ownership percentage immediately prior to Closing.

Company shall have the right to issue shares to additional shareholders as determined by Sellers, within 90 days of closing, subject to Sellers sole discretion. In the event Seller directs the issuances of such shares, Company shall issue sufficient shares to buyer to retain Buyer’s 51% ownership of Company’s issued and outstanding shares.

3.4 No Conflict; Consents. The execution, delivery, and performance of this Agreement by Sellers and the Company do not and will not: (a) violate any organizational document of the Company; (b) conflict with or result in a breach of any material contract to which the Company or any Seller is a party; (c) require any consent, approval, notice, filing, or authorization of any governmental authority or other Person, except those that have been obtained or will be obtained on or before Closing; or (d) result in the creation of any encumbrance on the Purchased Interests.

3.5 Financial Information; Absence of Certain Changes. All financial information provided by or on behalf of the Company to Buyer are, in all material respects, accurate, subject, in the case of interim statements, to normal year-end adjustments and the absence of notes. Since the date of the most recent financial information provided to Buyer, except as disclosed on Schedule B, there has not been any material adverse change in the business, assets, liabilities, operations, results of operations, or condition (financial or otherwise) of the Company.

3.6 Compliance with Laws; Litigation. The Company is, and for the past three (3) years has been, in material compliance with all applicable laws, rules, regulations, permits, and orders relating to the conduct of its business. There is no action, suit, audit, arbitration, claim, investigation, or proceeding pending or, to any Seller’s knowledge, threatened against the Company, the Purchased Interests, or any Seller that would reasonably be expected to impair the ability of the Parties to consummate the transactions contemplated hereby or otherwise be material to the Company.

3.7 Taxes. The Company has timely filed all material tax returns required to be filed by it and has timely paid all material taxes shown as due thereon, except to the extent being contested in good faith and adequately reserved for. There are no material tax liens on any of the Company’s assets other than liens for current taxes not yet due and payable.

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3.8 Intellectual Property; Data and Platform Rights. The Company owns or has valid rights to use all material intellectual property, software, data, social media accounts, platform credentials, trade names, trademarks, service marks, content, and other proprietary rights used in or necessary for the conduct of its business as presently conducted. To Sellers’ knowledge, the conduct of the Company’s business does not materially infringe, misappropriate, or otherwise violate any third-party intellectual property rights.

3.9 Material Contracts; Undisclosed Liabilities. The Company has made available to Buyer true and complete copies of all material contracts reasonably requested by Buyer. Except as set forth on Schedule B and for liabilities incurred in the ordinary course of business consistent with past practice, the Company has no material liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise.

3.10 Brokers. No broker, finder, investment banker, or other Person is entitled to any brokerage fee, finder’s fee, or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller or the Company.

3.11 Events. The YADA Founding Shareholders hereby represent that provided the YADA Founding Shareholders maintain their shareholder interests, and any extension agreed to in writing, such YADA Founding Shareholders shall conduct all event business opportunities (“Events”) that become available to the YADA Founding Shareholders within the Company.

In the event that any Event opportunity requires a capital commitment, NextTrip shall have a right of first refusal (“ROFR”).

In the event that such ROFR is offered, NextTrip agrees to commit or waive the ROFR within forty-eight (48) hours, acknowledging that the timeframe may be on short notice due to the nature of the Event.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers and the Company, as of the Effective Date and as of the Closing Date, as follows:

4.1 Organization; Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party.

4.2 Authority; Enforceability. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution, and delivery by the other Parties, constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity.

4.3 No Conflict; Issuance of Purchase Shares. The execution, delivery, and performance of this Agreement by Buyer do not and will not conflict with Buyer’s organizational documents or any material contract binding on Buyer, except for conflicts that would not reasonably be expected to prevent or materially delay Buyer’s consummation of the transactions contemplated hereby. The Purchase Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable.

4.4 SEC Reporting; Brokers. Buyer is and shall remain responsible for its own compliance in all material respects with applicable securities laws and reporting obligations, to the extent applicable. No broker, finder, investment banker, or other Person is entitled to any brokerage fee, finder’s fee, or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V

COVENANTS

5.1 Conduct of Business Prior to Closing. During the period from the Effective Date until the Closing or earlier termination of this Agreement, except as otherwise expressly contemplated by this Agreement or consented to in writing by Buyer, Sellers shall cause the Company to conduct its business in the ordinary course consistent with past practice and to preserve in all material respects the goodwill of the business, relationships with clients, creators, influencers, vendors, and personnel, and the value of its material assets and rights.

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5.2 Access; Due Diligence Cooperation. Prior to Closing, Sellers and the Company shall afford Buyer and its representatives reasonable access during normal business hours, upon reasonable notice, to the Company’s books, records, contracts, personnel, and other information reasonably requested by Buyer for purposes of completing due diligence, obtaining required approvals, and preparing for Closing.

5.3 Platform and Regulatory Compliance. The Parties acknowledge that certain social media platform relationships, including TikTok Partner Agency status, platform credentials, agency identifiers, or related rights, may be subject to restrictions on assignment, delegation, transfer, or change of control. No Party shall be required to violate any platform policy, contract, permit, or applicable law. If any such restriction would prohibit direct transfer or continuation of any such right following Closing, the Parties shall cooperate in good faith to implement an alternative structure, consent process, or operational arrangement intended to provide Buyer substantially equivalent economic and governance benefits without violating applicable requirements.

5.4 Confidentiality; Public Announcements. Each Party shall keep confidential all non-public information received from another Party in connection with this Agreement and the transactions contemplated hereby, except as disclosure may be required by law, applicable securities rules, or stock exchange requirements, or as reasonably necessary to enforce rights under this Agreement. No Party shall issue any public announcement regarding this Agreement without prior consultation with the other Parties, except as required by applicable law.

5.5 Post-Closing Governance; Ancillary Agreements. Immediately following Closing, the applicable Parties shall enter into a governance document for the Company consistent with the provisions herein reflecting Buyer’s ownership and governance rights following the Closing.

5.6 Further Assurances. Following the Closing, each Party shall, from time to time and without additional consideration, execute and deliver such additional documents and take such additional actions as the other Parties may reasonably request to consummate the transactions contemplated hereby and to evidence or effectuate the transfer of the Purchased Interests and the related governance arrangements.

5.7 Operational Control of the Company.

(a) The Parties acknowledge and agree that, notwithstanding Buyer’s acquisition of a majority of the Purchased Interests, the Company shall retain full operational control of its day-to-day business, including creator recruitment and management, agency operations, employment matters, vendor relationships, and execution of the Company’s business plan, in each case subject to the oversight of the Company’s Board and the rights, duties, and obligations of the Company’s officers, directors, and shareholders under the Company’s bylaws and other organizational documents and applicable law.

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(b) Each Party agrees that the Shares owned by such Party shall be voted by such Party so that at each meeting of shareholders or pursuant to consent two individuals designated by Buyer, two individuals designated by the Sellers and one individual appointed by the board of directors (the “Board’) shall be elected to serve on the Board. Each Party also agrees to vote such Party’s shares as shall be necessary to ensure that no director elected as provided herein may be removed from office unless such removal is approved by the Party entitled to designate such director and that any vacancies created by the resignation, removal or death of a director elected as provided herein shall be filled by the Party who designated such director. The provisions of this subparagraph shall apply as long as the YADA Founding Shareholders collectively own at least 40% of the Company’s outstanding shares or three years from the Closing, whichever occurs first.

(c) In the event any YADA Founding Shareholder desires to sell such Party’s shares, such YADA Founding Shareholder herby grants to Buyer the first right of refusal to purchase such shares. The Parties agree to use their respective best efforts to execute an agreement detailing the provisions of this subsection as soon as practicable following the Closing.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Closing are subject to satisfaction or waiver of the following conditions: (a) no law, injunction, or order shall prohibit the consummation of the transactions contemplated hereby; and (b) all material required consents, approvals, and waivers identified by the Parties as necessary to the Closing shall have been obtained or duly waived.

6.2 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Closing are subject to the satisfaction or waiver by Buyer of the following conditions: (a) Buyer shall have completed its due diligence review to its satisfaction in its reasonable discretion; (b) the representations and warranties of Sellers and the Company shall be true and correct in all material respects as of the Closing Date (subject to customary materiality qualifiers); (c) Sellers and the Company shall have performed in all material respects their obligations required to be performed at or prior to Closing; (d) there shall have been no material adverse change with respect to the Company since the Effective Date; and (e) Buyer shall have received the deliveries required under Section 2.2.

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6.3 Conditions to Sellers’ Obligations. The obligations of Sellers to consummate the Closing are subject to the satisfaction or waiver by Sellers of the following conditions: (a) the representations and warranties of Buyer shall be true and correct in all material respects as of the Closing Date (subject to customary materiality qualifiers); (b) Buyer shall have performed in all material respects its obligations required to be performed at or prior to Closing; and (c) Sellers shall have received the deliveries required under Section 2.3.

ARTICLE VII

INDEMNIFICATION

7.1 Survival. The representations, warranties, covenants, and agreements of the Parties contained in this Agreement shall survive the Closing for twenty-four (24) months following the Closing Date; provided, however, that claims based on fraud, intentional misconduct, fundamental matters such as title to the Purchased Interests, capitalization, authority, and taxes shall survive until the expiration of the applicable statute of limitations (plus any extensions).

7.2 Indemnification by Sellers. Subject to the terms and limitations of this Agreement, Sellers shall jointly and severally indemnify, defend, and hold harmless Buyer, its affiliates, and their respective officers, directors, employees, agents, successors, and assigns from and against any and all losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from: (a) any breach of any representation or warranty made by Sellers or the Company in this Agreement or any Ancillary Agreement; (b) any breach of any covenant or agreement of Sellers or the Company; (c) any pre-Closing taxes of the Company; (d) any undisclosed liabilities of the Company existing as of Closing except as expressly disclosed on Schedule B; and (e) fraud or intentional misconduct by any Seller or the Company.

7.3 Indemnification by Buyer. Subject to the terms and limitations of this Agreement, Buyer shall indemnify, defend, and hold harmless Sellers and their respective affiliates, officers, directors, employees, agents, successors, and assigns from and against any and all losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from: (a) any breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Agreement; (b) any breach of any covenant or agreement of Buyer; and (c) fraud or intentional misconduct by Buyer.

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7.4 Procedures; Exclusive Monetary Remedy. The indemnified Party shall provide prompt written notice of any indemnifiable claim, provided that failure to give prompt notice shall not relieve the indemnifying Party except to the extent materially prejudiced thereby. The indemnifying Party shall have the right to assume the defense of any third-party claim with counsel reasonably acceptable to the indemnified Party. Except in the case of fraud, intentional misconduct, requests for injunctive or equitable relief, or claims under Section 5.6, indemnification under this Article VII shall be the sole and exclusive monetary remedy of the Parties for breaches of this Agreement following Closing.

ARTICLE VIII

TAX MATTERS

8.1 Tax Treatment. The Parties intend that the transactions contemplated by this Agreement shall be treated for applicable tax purposes in a manner consistent with the sale and purchase of Company’s common stock, unless otherwise required by applicable law. The Parties shall cooperate in good faith with respect to all tax reporting relating to the transactions contemplated by this Agreement.

8.2 Transfer Taxes; Cooperation. Any transfer, documentary, sales, use, stamp, registration, or similar taxes arising from the transactions contemplated by this Agreement shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand, unless otherwise required by law. The Parties shall reasonably cooperate in the preparation, execution, and filing of any tax returns, forms, or elections relating to such taxes.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to Closing: (a) by mutual written agreement of Buyer and Sellers; (b) by Buyer or Sellers if the Closing has not occurred on or before the date that is ninety (90) days after the Effective Date, unless the failure to close is primarily caused by the terminating Party’s breach; or (c) by a non-breaching Party if another Party materially breaches this Agreement and fails to cure such breach within fifteen (15) days after receipt of written notice thereof.

9.2 Effect of Termination. Upon termination of this Agreement, this Agreement shall become void and of no further force and effect, except for provisions that by their nature are intended to survive termination, including confidentiality, expenses, governing law, dispute resolution, and this Section 9.2; provided, however, that no termination shall relieve any Party from liability for fraud or any willful breach of this Agreement prior to such termination.

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ARTICLE X

MISCELLANEOUS

10.1 Governing Law. This Agreement and all disputes arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of law principles.

10.2 Dispute Resolution; Specific Performance. Any dispute arising out of or relating to this Agreement shall be resolved by binding arbitration in Nevada, unless otherwise agreed in writing by the Parties. Notwithstanding the foregoing, each Party acknowledges that a breach of this Agreement may cause irreparable harm for which monetary damages would be an inadequate remedy and that the non-breaching Party shall be entitled to seek specific performance, injunctive relief, or other equitable relief, in addition to any other remedies available at law or in equity.

10.3 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own fees and expenses, including legal, accounting, advisory, and consulting fees, incurred in connection with the negotiation, execution, and performance of this Agreement and the consummation of the transactions contemplated hereby.

10.4 Notices. All notices, requests, claims, demands, waivers, and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier, or transmitted by electronic mail (with confirmation of transmission), in each case to the addresses or email addresses designated by the applicable Party, or to such other address as a Party may designate by notice to the other Parties.

10.5 Entire Agreement; Amendment; Waiver. This Agreement, together with all Schedules, Exhibits, and Ancillary Agreements contemplated hereby, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, understandings, and agreements relating thereto. No amendment of this Agreement shall be effective unless in writing and signed by Buyer and Sellers. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party against whom the waiver is to be enforced.

10.6 Assignment; Successors and Assigns. No Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Parties, except that Buyer may assign its rights under this Agreement to an affiliate so long as Buyer remains liable for the performance of its obligations. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors, and permitted assigns.

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10.7 Severability; Interpretation; Counterparts. If any provision of this Agreement is held invalid, illegal, or unenforceable, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law. The headings in this Agreement are for reference only and shall not affect interpretation. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered electronically shall be deemed effective as originals.

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date.

NEXTTRIP, INC.		YADA COMMERCE INC

By:		By:
Name:	Bill Kerby	Name:	Chad Doher
Title:	Chief Executive Officer	Title:	CEO

YADA FOUNDING SHAREHOLDERS

High Class Holdings LLC:		Carbon Capital Corp

By:	Chad Doher, Managing Member	By:	David Appell, President

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SCHEDULES AND EXHIBITS

Schedule A. Sellers, Ownership Percentages, and Purchased Interests

Carbon Capital Corp

●	Pre-closing shares beneficially owned: 1,000 shares
●	Post-closing shares beneficially owned: 490 shares
●	Pre-closing ownership percentage: 50%
●	Post-closing ownership percentage: 24.5%

High Class Holdings LLC

●	Pre-closing shares beneficially owned: 1,000 shares
●	Post-closing shares beneficially owned: 490 shares
●	Pre-closing ownership percentage: 50%
●	Post-closing ownership percentage: 24.5%

YADA Founding Shareholder Shares Sold to Buyer

●	Purchased Interests: 1,020 shares
●	Buyer’s post-closing ownership percentage: 51%

Schedule B. Exceptions to Representations and Warranties; Undisclosed Liabilities

None

Schedule C. Board Resolutions

The Company’s Board of Directors shall pass resolutions authorizing the sale of 1,020 shares to Buyer from YADA Founding Shareholders and appointing William Kerby, Donald Monaco, and an independent director acceptable to Mr. Kerby and Mr. Monaco to the Company’s Board of Directors.

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